Exhibit 1.01

Conflict Minerals

Report

For The Year Ended December 31, 2021

Caution Concerning Forward-Looking Statements

Certain statements in this report may be “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” and “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact, such as statements concerning the additional steps that we intend to take to mitigate the risk that our necessary conflict minerals finance or benefit armed groups. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. These risks, uncertainties and changes include, but are not limited to, (1) the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all and (2) political and regulatory developments, whether in the Democratic Republic of the Congo or its nine adjoining countries (the “Covered Countries”), the United States or elsewhere. Actual outcomes and results may differ materially from these forward-looking statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by federal securities laws.

1. Overview

This Conflict Minerals Report has been prepared by Tenneco Inc. (herein referred to as “Tenneco,” the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Rule”).

Our company designs, manufactures, markets, and distributes products and services for light vehicle, commercial truck, off-highway, industrial, motorsport, and aftermarket customers. We manufacture innovative clean air, powertrain and ride performance products and systems, and serve both original equipment manufacturers (“OEM”) and the repair and replacement markets worldwide. We are subject to the Rule because tin, tantalum, tungsten and gold (also referred to herein as “3TG”), are present in certain of our products.

Supply Chain; Reasonable Country of Origin Inquiry

Our products are predominantly produced from low carbon or stainless steels, but also utilize oils, paints, rubber, plastics and, to a much lesser extent, some electronic components. Accordingly, most of the components and materials in our products are not in-scope for purposes of our compliance with the Rule. Our in-scope supply base is comprised of suppliers situated around the globe in support of both local and global operations. Tenneco’s operations are typically several levels removed from smelter and refiner operations.

We conducted a “reasonable country of origin inquiry” within the meaning of the Rule. We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us – including sources of 3TG that are supplied to them from upper tier suppliers. Tenneco has developed a risk-based approach to due diligence that focuses on products believed to contain 3TG based on specification and other documentation, as well as suppliers thought to potentially provide Tenneco with components and materials incorporating 3TG due to the nature of such components or materials. We requested that all surveyed suppliers provide information on their usage and source of 3TG. We requested that suppliers provide information using the Conflict Minerals Reporting Template (the “Template”) developed by the Responsible Minerals Initiative (the “RMI”). The framework used to support our reasonable country of origin inquiry, our outreach and data review process and our conclusions are discussed below in this Conflict Minerals Report.

Efforts to Determine Mine or Location of Origin

We sought to determine the mines or locations of origin of the 3TG in our supply chain by requesting that our suppliers respond to our inquiries or by completing the RMI industry standard Template.

2. Due Diligence

Design Framework

Our due diligence measures have been designed to conform, in all material respects, with the framework developed by the Organisation for Economic Co-operation and Development (“OECD”) as set forth in the publication OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict- Affected and High-Risk Areas: Third Edition, OECD Publishing, including the related Supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”).

Selected Elements of Design Framework and Program Implementation

The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of 3TG from conflict-affected and high-risk areas. Selected elements of the Company’s program design and implementation are discussed below. However, these are not all of the discrete elements of the program that the Company has put in place to help ensure that the 3TG contained in its products are responsibly sourced.

MANAGEMENT SYSTEMS

Conflict Minerals Policy

We have adopted and communicate to our suppliers and the public our policy regarding 3TG (our “Conflict Minerals Policy”), which is publicly available on our website at http://www.tenneco.com/overview/conflict_minerals/. The information contained on our website is not incorporated by reference into this Conflict Minerals Report or our Form SD and should not be considered part of this Conflict Minerals Report or our Form SD.

Our Conflict Minerals Policy indicates that we are committed to:

•	Educating our suppliers regarding the requirements on 3TG.

•	Using an industry-wide identified approach to developing a centralized means of collecting, tracking and responding to customer requests.

•	Assessing our products and identifying those for which 3TG are or may be necessary to their functionality or production.

•	Developing processes to determine if such necessary 3TG originated in Covered Countries or to confirm that they are from recycled or scrap sources.

We expect our suppliers to conduct similar due diligence on their sources of 3TG in the products and components that they sell to us and to make their diligence findings available to us.

We discourage the embargoing of 3TG from the Covered Countries and advocate responsible sourcing of 3TG from those countries.

Internal Team

We have established an oversight steering committee to support supply chain due diligence related to 3TG (“Oversight Steering Committee”). Our Oversight Steering Committee includes executive-level members and a functional work group. Personnel from corporate compliance, global supply chain management, purchasing, finance and legal are involved in the oversight of the compliance program. We also provide training to relevant members of our internal team.

Control Systems

As we do not have a direct relationship with 3TG smelters and refiners, we are engaged and actively cooperate with other major manufacturers in the automotive sector and other sectors in respect of 3TG traceability initiatives. We participate in the following industry-wide initiatives to disclose upstream actors in the supply chain: the RMI and the Automotive Industry Action Group (“AIAG”) Responsible Materials Work Group, RMI Minerals Global Requirements Minerals Sensing Subgroup, and Responsible Minerals Information Sharing Subgroup. Tenneco supports the refinement and expansion of the number of smelters and refiners participating in the RMI’s Responsible Minerals Assurance Process (“RMAP”) through our membership in the RMI as well as active participation as a member company on the AIAG’s Smelter Engagement Team.

Our Supplier Manual indicates that we expect suppliers to conduct due diligence on their sources and chains of custody of 3TG and make their due diligence findings available to Tenneco. Our General Terms and Conditions of Purchase also require suppliers to provide us with information concerning 3TG content.

Records Maintenance

We have a company-wide document retention policy, which is applicable to the documents relevant to the Rule and provides for retention of documents for at least five years. Documents relating to due diligence are stored electronically.

Supplier Engagement

We have distributed a letter to selected suppliers describing the requirements of the Rule and our Conflict Minerals Policy. We also provide a training presentation to our suppliers at the time the annual survey is commenced. The training is intended to help ensure the quality and completeness of the surveys received from suppliers. We also maintain an electronic e-mail box for external and internal communication regarding our 3TG compliance program.

Grievance Mechanism

We have processes to allow interested parties to contact us, which operate as grievance mechanisms. These processes are described in our Code of Conduct, our Supplier Portal, our Supplier Manual and our Conflict Minerals Policy. Persons may contact us through email at the address conflictminerals@tenneco.com. Persons may also contact us through several means indicated at www.tennecohotline.ethicspoint.com. These means are country-specific based on location. If within the United States, the contact number is 1-866-828-8388.

IDENTIFY AND ASSESS RISK IN THE SUPPLY CHAIN

We utilized the Template to survey the direct suppliers deemed to be at risk for supplying us with in-scope products that contain 3TG. For 2021, we determined which of our products and components were potentially in-scope for purposes of the Rule through product specifications, supplier inquiries and other information known to us concerning the composition of our products. We surveyed 185 suppliers, 100% of which responded to our request to complete a Template. We tested our product scoping assumptions by reviewing selected out of scope products against the materials declarations for those products contained in the International Material Data System database and by sending Template requests to selected out of scope suppliers. These procedures supported the accuracy of our prior scoping determinations.

We reviewed the responses received from suppliers against our internal written criteria to determine which responses required further engagement with our suppliers. These criteria included incomplete responses as well as inconsistencies within the data reported. We then followed up with these suppliers, requesting that they provide revised responses. We also followed up with suppliers that did not respond to our inquiries on a timely basis.

We reviewed the smelters and refiners identified to us by the suppliers against those contained on the Smelter Reference Look-up tab list of the Template and the RMI’s lists of conformant facilities. Through the RMI, we are engaged in efforts to determine whether additional entities not on the Smelter Reference Look-up tab list are smelters or refiners. For 2021, a total of 228 smelters and refiners were identified to us. Of those identified smelters and refiners, 218 were listed as “conformant” by the RMI and 7 were listed as “active”. Many of the suppliers reporting the existence of 3TG in their products provided information at a “company level” (i.e., for all of their products, rather than only for the products that they sold to us) or did not otherwise identify the specific smelters or refiners of the 3TG contained in the products that they sold to us.

DESIGN AND IMPLEMENT A STRATEGY TO RESPOND TO RISKS

Senior management is briefed on the results of our due diligence efforts on a regular basis. Our compliance team reported the findings of its compliance efforts to our Oversight Steering Committee.

We also have adopted a Conflict Minerals Policy and take the other measures described herein to mitigate sourcing risk. We have an escalation process for suppliers that we identify as potentially high risk for sourcing 3TG from Covered Countries, to the extent that they do not respond to our requests for information or do not do so in a satisfactory manner. For example, part of that escalation process involves outreach by the buyer and/or its supervisor to the supplier and could include ceasing operations with such supplier.

CARRY OUT INDEPENDENT THIRD PARTY AUDIT OF SUPPLY CHAIN DUE DILIGENCE AT IDENTIFIED POINTS IN THE SUPPLY CHAIN

In addition to the above risk mitigation measures, we support audits through our membership and participation in the RMI. We do not have a direct relationship with 3TG smelters and refiners and do not directly perform or direct audits of these entities within our supply chain.

REPORT ON SUPPLY CHAIN DUE DILIGENCE

We file a Form SD and a Conflict Minerals Report with the Securities and Exchange Commission and make these documents available on our website.

3. Additional Steps to be Taken to Mitigate Risk

We intend to take the following additional steps to improve the due diligence conducted to further mitigate the risk that the 3TG in our in-scope products finance or benefit armed groups in the Covered Countries:

•	Engage with suppliers that provided incomplete responses to ensure that they provide all of the requested information, including offering training to relevant suppliers.

•	Engage with smelters that are not currently participating in the RMAP to encourage them to do so.

•	Engage in ongoing risk assessment through our suppliers’ annual data submissions.

•	Continue working with relevant trade associations to define and improve best practices around conflict minerals reporting and supply chain diligence and enhance other resources to support the same.

•	Further enhance our Conflict Minerals Policy, as needed.